RULE 12d1-4 FUND OF FUNDS INVESTMENT AGREEMENT

This Agreement, dated as of September 28 2023, is made between Northern Lights Fund Trust IV, on behalf of each series listed in Schedule A (each, an “Acquiring Fund”) and each exchange-traded fund (“ETF”) registered under the Investment Company Act of 1940, as amended (the “1940 Act”) advised by Defiance ETFs, LLC (the “Adviser”), severally and not jointly (each, an “Acquired Fund” and together with the Acquiring Funds, the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule.

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule.

1.	Terms of Investment

(a)  In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule each Acquiring Fund and each Acquired Fund agree as follows:

i.	In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, and Rule 6c-11, the Acquired Fund may honor any redemption request partially or wholly in-kind.
ii.	Timing/advance notice of transactions. The Acquiring Funds will use reasonable efforts to spread large redemption requests over multiple days or to provide advance notification of redemption requests to the Acquired Funds whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a redemption request or otherwise a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a future redemption request is submitted, if any.
iii.	Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b)   In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) provide the Acquiring Fund on a timely basis with any updates to information previously provided under this Agreement that could materially impact the required findings made by the Acquiring Fund's adviser under the Rule, (iii) comply with its obligations under this Agreement; and (iv) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representations of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.	Miscellaneous.
(a)	This Agreement will be governed by the laws of the State of Delaware without regard to any conflicts of law principles.
(b)	This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous written or oral agreements, understandings and negotiations.
(c)	This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.
5.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered byregistered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to an Acquiring Company:                                            If to an Acquired Company:

Main Management ETF Advisors, LLC and

Main Management Fund Advisors, LLC

Attn: Hafeez Esmail

601 California Street, Suite 200

San Francisco, California 94108

Email: esmail@mainmgt.com

With a copy to:

Northern Lights Fund Trust IV

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Email: wwang@ultimusfundsolutions.com

Service Provider Oversight

Attn: Syliva Jablonski

78 SW 7th St, 5th Floor

Miami, Florida 33130

Email: sylvia@defianceetfs.com

With a copy to:

Joshua J. Hinderliter

Attn: ETF Series Solutions

777 East Wisconsin Avenue, 10th Floor Milwaukee, WI 53202

Email: josh.hinderliter@usbank.com

6.	Term and Termination; Assignment; Amendment

(a)   This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)   This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)  This Agreement may not be assigned by either party without the prior written consent of the other.

(d)	This Agreement may be amended only by a writing that is signed by each affected party.

(e)	In any action involving the Acquiring Funds under this Agreement, each Acquired

Fund agrees to look solely to the individual Acquiring Funds that are involved in the matter in controversy and not to any other series of the Acquiring Funds.

(f)   In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Funds that are involved in the matter in controversy and not to any other series of the Acquired Funds.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ETF Series Solutions, on behalf of the Acquired Funds advised by Defiance ETFs, LLC (on behalf of each of its existing and future series)
Signature: /s/ Joshua J. Hinderliter
Name: Joshua J. Hinderliter
Title: Secretary
NORTHERN LIGHTS FUND TRUST IV, on behalf of the Acquiring Funds listed on Schedule A)
Signature: /s/ Wendy Wang
Name: Wendy Wang
Title: President

SCHEDULE A

Acquiring Funds

Main BuyWrite ETF

Main International ETF

Main Sector Rotation ETF

Main Thematic Innovation ETF